Exhibit 5

Carl E. Edwards, Jr., Esq.,
Executive Vice President, Chief Legal Officer and Secretary
Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas  75080

October 5, 2001

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Lennox International Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 30,000 additional shares (the “Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of the Company, pursuant to the Nonemployee Directors’ Compensation and Deferral Plan of Lennox International Inc. (the “Plan”), certain legal matters in connection with the Shares are being passed upon for the Company by me. At the Company’s request, this opinion is being furnished to the Company for filing as Exhibit 5 to the Registration Statement.

         In my capacity as counsel to the Company in the connection referenced above, I have examined the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Plan, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

         I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are authentic, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

        Based upon my examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, I am of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.	When issued and sold from time to time in accordance with the provisions of the Plan, for consideration calculated pursuant to the terms and provisions of the Plan by the Board of Directors of the Company charged with administering the Plan, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

        The opinions set forth above are limited to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Carl E. Edwards, Jr.
Carl E. Edwards, Jr.